Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Apple REIT Eight, Inc.

Richmond, Virginia

We consent to the following with respect to Post-Effective Amendment No. 1 on form S-11 filed with the Securities and Exchange Commission by Apple REIT Eight, Inc.:

1.	The use of our report dated December 10, 2007 with respect to the balance sheets of Amtel Associates, LLC as of December 31, 2006 and 2005, and the related statements of income, changes in partners’ equity and cash flows for the years then ended

2.	The references to our firm as “experts” in such Post-Effective Amendment.

/s/ Henderson Hutcherson & McCullough, PLLC

Chattanooga, Tennessee

December 26, 2007